Exhibit 99.1

ICS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of ICS Common Stock prior to the completion of the merger by: (i) each person who is known by ICS to own more than 5% of ICS’s outstanding voting securities and (ii) each of ICS’s directors and executive officers and all of the directors and executive officers as a group, in each case as of July 1, 2005, except as otherwise disclosed. Unless otherwise noted, to ICS’s knowledge, each of the following stockholders has sole voting and investment power as to the shares shown:

Security Ownership of ICS Prior to the Completion of the Merger

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)
	Number	Percent
Principal Stockholders:
Capital Research & Management(2) 333 South Hope Street 55th Floor Los Angeles, CA 90071	5,260,000	7.5%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	4,996,100	7.1%
Massachusetts Financial Services Company(4) 500 Boylston Street Boston, MA 02116	4,943,490	7.0%
Franklin Resources(5) One Franklin Parkway San Mateo, CA 94403	3,929,200	5.6%
Wasatch Advisors, Inc. 150 Social Hall Avenue Suite 400 Salt Lake City, UT 84111	3,850,028	5.5%

Directors and Executive Officers:
Hock E. Tan(6)	300,208	*	*
Justine F. Lien(7)	271,481	*	*
Dinh N. Bui(8)	207,296	*	*
Randall R. Frederick(9)	248,078	*	*
Lewis C. Eggebrecht(10)	8,000	*	*
Dr. Nam P. Suh(11)	8,000	*	*
John D. Howard(12)	83,401	*	*
Henry I. Boreen(13)	8,000	*	*
David Dominik(14)	8,000	*	*
Michael A. Krupka(15)	8,215	*	*
Directors and Executive Officers as a group (10 persons)	1,150,679	1.6%

**	Represents less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of July 1, 2005, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to ICS’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is ICS’s address at 2435 Boulevard of the Generals, Norristown, PA 19403.

(2)	Information about shares owned by Capital Research and Management Company (“Capital Research”) was obtained from a Schedule 13G filed with the SEC on February 14, 2005. The information reported is as of December 31, 2004. Capital Research, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 5,260,000 shares or 7.5% of the 70,294,000 shares of Common Stock believed to be outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research, is the beneficial owner of 4,110,000 shares of 4.8% of the 70,294,000 shares of Common Stock believed to be outstanding.

(3)	Information about shares owned by T. Rowe Price Associates, Inc. was obtained from a Schedule 13G filed with the SEC on February 14, 2005. The information reported is as of December 31, 2004.

(4)	Information about shares owned by Massachusetts Financial Services Company was obtained from a Schedule 13G filed with the SEC on February 14, 2005. The information reported is as of December 31, 2004.

(5)	Information about shares owned by Franklin Resources, Inc. (“FRI”) was obtained from an amended Schedule 13G filed with the SEC on February 14, 2005. The information reported is as of December 31, 2004. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding Common Stock of FRI and are the principal stockholders of FRI. FRI and the Principal Stockholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries.

(6)	Includes 300,208 shares of common stock issuable upon exercise of options. During the fiscal year ended July 2, 2005, Mr. Tan exercised a total of 50,000 options to purchase shares of ICS common stock at an exercise price of $1.753 per share. Mr. Tan’s net compensation in connection with this exercise was $1,037,290.

(7)	Includes 119,000 shares of common stock issuable upon exercise of options.

(8)	Includes 207,296 shares of common stock issuable upon exercise of options.

(9)	Includes 243,856 shares of common stock issuable upon exercise of options.

(10)	Includes 8,000 shares of common stock issuable upon exercise of options, and 103,721 shares of common stock held by the Lewis C. and Rebecca J. Eggebrecht Living Trust, of which Mr. Eggebrecht is a Trustee.

(11)	Includes 8,000 shares of common stock issuable upon exercise of options.

(12)	Includes 8,000 shares of common stock issuable upon exercise of options.

(13)	Includes 8,000 shares of common stock issuable upon exercise of options.

(14)	Includes 8,000 shares of common stock issuable upon exercise of options.

(15)	Includes 8,000 shares of common stock issuable upon exercise of options.